Exhibit 10.3
AMENDED AND RESTATED
PROMISSORY NOTE
(secured by personal property)
Date of Note: November 30, 2007
Amendment: December 1, 2010, (the “Amendment Date”)
Principal Amount: $2,000,000.00
This Note amends and restates the original promissory note dated November 30, 2007, in the original principal amount of $2,000,000.00 made by Magnetech Industrial Services, Inc., an Indiana corporation, and MISCOR Group, Ltd., an Indiana corporation, both with an address at 800 Nave Road SE, Massillon, Ohio 44646 (collectively “Borrowers”), and delivered to BDeWees, Inc., an Ohio corporation, (“Lender”) with an address at 6424 Selkirk Circle NW, Canton, Ohio 44718.
PROMISE TO PAY. Borrowers, jointly and severally, promise to pay Lender, or order, in lawful money of the United States of America, the principal amount of Two Million Dollars ($2,000,000.00), together with interest on the unpaid principal balance from November 30, 2007, until paid in full.
PAYMENT. Borrowers will pay regular monthly payments of all accrued unpaid interest to date, with the first such payment beginning January 1, 2008, and with all subsequent interest payments to be due on the same day of each successive month thereafter.
(a)	Beginning on the later to occur of December 1, 2010 and the date Borrowers have paid in full the Wells Fargo term debt (the “Principal Payment Date”), in addition to Borrowers’ payment of all unpaid interest accrued to date, each monthly payment will increase by the sum of $10,000.00 to be applied against the principal balance of this Note (assuming that all interest accrued to date has been paid in full); that is, each monthly payment will consist of $10,000.00 plus all unpaid interest accrued to the date of such installment payment.

(b)	Borrowers’ final payment on this Note, due on November 30, 2011, will be a balloon payment equal to the outstanding principal balance of this Note and all unpaid interest having accrued to date.
Interest accruing on this Note for any given period is computed on the basis of a 360-day year; that is, by dividing the annual interest rate by a year of 360-days, multiplied by the outstanding principal balance, multiplied by the actual number of days within the given period (not to exceed the number of days in which the amount of the outstanding principal balance remained the same). Borrowers will pay Lender at 6424 Selkirk Circle NW, Canton, Ohio 44718 or at such other place as Lender may designate in writing.
VARIABLE INTEREST RATE. Through and including the Amendment Date, the interest rate to be applied to the unpaid principal balance of the Note will be a rate equal to the Index Rate and shall change on the 1st day of each calendar quarter to the Index Rate then in effect. The initial Index Rate shall be the Index Rate in effect on November 30, 2007. Beginning on the day after the Amendment Date, and thereafter, the interest rate on this Note shall be the Index Rate plus one percentage point, but shall not be less than twelve (12) percent per annum without compounding until the Principal Payment Date and thereafter not less than seven (7) percent per annum without compounding. The interest rate shall change on the first day of each calendar quarter so that it floats at one percentage point above the Index Rate which is then in effect. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.
“Index Rate” means the prime rate published by The Wall Street Journal, and if that rate is not available for any reason, then the prime rate announced by Charter One Bank, Cleveland, Ohio (“Bank”) from time to time which is not necessarily the lowest rate charged by Bank on its loans and is set by Bank in its sole discretion. If the Index Rate becomes unavailable during the term of this Note, Lender may designate a substitute index from a comparable financial institution in the Cleveland, Ohio, area after notifying Borrowers.
PREPAYMENT. Borrowers may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrowers of Borrowers’ obligations to continue to make the monthly payments described above. Rather, early payments will reduce the principal balance due. Borrowers agree not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrowers send such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrowers will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument which indicates that the payment constitutes “payment in full” of the amount owed or which is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: BDeWees, Inc., 6424 Selkirk Circle NW, Canton, Ohio 44718.
LATE CHARGE. If a payment is 7 days or more late, Borrowers will be charged 10.000% of the unpaid portion of the regularly scheduled payment.
INTEREST AFTER DEFAULT. Upon default, including failure to make timely payment upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 3.000 percentage points over the Index Rate. The interest rate will not exceed the maximum rate permitted by applicable law.
DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:
Payment Default. Borrowers fail to make any payment in full when due under this Note.

Other Defaults. Borrowers fail to comply with or to perform any other term, obligation, covenant or condition contained in this Note or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and one or both Borrowers (including without limitation that certain Loan Extension and Modification Agreement effective as of the same date as the effective date of the amendments to this Note) or on any agreement by and between Lender and 3-D Service, Ltd (“3-D”) or contained in any note made by Borrowers to XGen III, Ltd., an Ohio limited liability company (“XGen”) or in any agreement between XGen and any one or both Borrowers or in any agreement between XGen and 3-D.

Cure Provisions. If any default, other than a default in payment is curable, it may be cured (and no event of default will have occurred) if Borrowers, after receiving written notice from Lender demanding cure of such default cure the default within thirty (30) days.
LENDER’S RIGHTS. Upon an Event of Default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due and payable, and then Borrowers will pay that amount. Lender’s rights are subject to the provisions of an Intercreditor Agreement dated November 30, 2007, by and between Lender and XGen.
SECURITY. This Note is secured in accordance with the provisions of a security agreement between Lender and 3-D dated November 30, 2007, as amended (as of the same date this Note is amended) by 3-D’s successor in interest by merger, Magnetech Industrial Services, Inc. (“Magnetech”), as well as in accordance with the provisions of other security agreements between Lender and Magnetech now or hereafter entered into.
ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrowers do not pay. Borrowers will pay Lender the costs for collection efforts. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrowers also will pay any court costs, in addition to all other sums provided by law. All of the amounts set forth in this paragraph shall become part of the principal amount due and owing under this Note, and as such shall bear interest hereunder until paid in full. Nevertheless, if Borrowers are prevailing parties in any claim or lawsuit between Borrowers and Lender regarding this Note, then Borrowers shall not owe Lender any fees or expenses and, instead, Lender shall reimburse Borrowers for the attorneys fees and expenses they incur in such action.
GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of Ohio. This Note has been made and entered into in the State of Ohio. Borrowers consent to personal jurisdiction in the courts in the State of Ohio.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrowers, and upon Borrowers’ successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Borrowers do not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as “charge or collect”), any amount in the nature of interest or in the nature of a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Ohio (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this Note, and when the principal has been paid in full, be refunded to Borrowers. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. No single or partial exercise of any right, power or remedy of Lender shall preclude the exercise of any other right, power or remedy. Borrowers and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waives presentment, demand for payment, and notice of dishonor. The records of Lender shall constitute presumptive evidence of the amounts owing under this Note. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note or release any party or guarantor collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. Borrowers, and all endorsers of this Note, hereby waive all acts on the part of the Lender or holder of this Note required in fixing Borrowers’ liability hereunder, including, without limitation, presentment, demand, notice of dishonor, protest, and notice of non-payment and protest, and any other notice whatsoever, and further waive any default by reason of extension of time for payment or any other indulgence or forbearance granted to Borrowers or endorser hereof..
Borrowers hereby acknowledge that the proceeds of this Note have been used for business purposes and not for consumer, family or household purposes.
CONFESSION OF JUDGMENT. Each of the Borrowers authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after an obligation becomes due and payable whether by its terms or upon default, waive the issuance and service of process, and release all errors, and confess a judgment against it in favor of the holder of such obligation, for the principal amount of such obligation plus interest thereon, together with court costs and attorneys’ fees. Stay of execution and all exemptions are hereby waived. If any obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligation its attorneys’ fees.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THIS AGREEMENT, OR ANY OTHER CAUSE.

PRIOR TO SIGNING THIS NOTE, BORROWERS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWERS AGREE TO THE TERMS OF THE NOTE.
BORROWERS ACKNOWLEDGE RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWERS: MAGNETECH INDUSTRIAL SERVICES, INC.
By:
Its:

MISCOR GROUP, LTD.
By:
Its:

     This Note is subject to a Subordination Agreement executed in December, 2007, by and between Lender and XGen, on the one hand, and Wells Fargo Bank, NA, on the other.

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